Exhibit 99.1

Sphere 3D Reports Third Quarter 2023 Financial Results and Operational Updates

TORONTO, Ontario, Canada, November 13, 2023- Sphere 3D Corp. ("Sphere 3D" or the "Company") (Nasdaq: ANY), dedicated to becoming the leading carbon-neutral Bitcoin mining company operating at an industrial scale, today reported financial results for the third quarter ended September 30, 2023.

Q3 2023 Highlights

  Revenue increased 322% year-over-year to $5.7 million.
  Mined 181.7 Bitcoin, representing a 396% increase year-over-year.
  As of September 30, 2023, the Company had Bitcoin holdings of 16.5 with a market value of $0.4 million.

CEO Comments

"I'm pleased to report that once again we delivered very strong results and made significant progress in our operations during the quarter," said Patricia Trompeter, CEO of Sphere 3D. "We increased our operating hashrate to 1.3 EH/s at the end of September 2023 from just under 0.1 EH/s in the same period last year. This resulted in an almost 400% increase in Bitcoin mined year-over-year to 181.7 bitcoin.  Looking forward, we are excited to bring another 1,000 machines online to meet our near-term target of 1.4 EH/s helping us to achieve positive operating cash flows on a run-rate. With the recent rise in bitcoin, we believe this is achievable on an adjusted EBITDA basis.  We are focusing on not only existing operations but executing a plan to weather the halvening anticipated in 2Q24."

Q3 2023 Financial Results:

• Bitcoin production was 181.7 Bitcoin, compared to 36.6 Bitcoin for Q3 2022, an increase of 396%.

• Total revenue was $5.7 million, compared to $1.4 million for Q3 2022, an increase of 307%.

• Digital mining revenue was $5.1 million, compared to $0.8 million for Q3 2022, an increase of 537%.

• Operating costs and expenses were $12.1 million, compared to $11.7 million for Q3 2022.

• Cost of digital mining revenue was $4.3 million, compared to $0.6 million for Q3 2022.

• Depreciation and amortization was $2.0 million, compared to $7.4 million for Q3 2022.

• Net loss attributable to common shareholders from operations was $6.3 million, or a net loss of $0.50 per share, compared to a net loss from operations of $20.5 million, or a net loss of $2.14 per share, for Q3 2022.

Nine Months Ended September 30, 2023 Financial Results:

• Bitcoin production during the first nine months of 2023 was 470.3 Bitcoin, compared to 91.9 Bitcoin for the first nine months of 2022, an increase of 412%.

• Total revenue was $14.2 million the first nine months of 2023, compared to $4.6 million for the first nine months of 2022, an increase of 209%.

• Digital mining revenue for the first nine months of 2023 was $12.6 million, compared to $2.7 million for the first nine months of 2022, an increase of 367%.

• Operating costs and expenses for the first nine months of 2023 were $29.1 million, compared to $45.5 million for the first nine months of 2022, a reduction of 36%.

• Cost of digital mining revenue for the first nine months of 2023 was $10.3 million, compared to $1.5 million for the first nine months of 2022.

• Depreciation and amortization, included in operating costs, was $4.4 million for the first nine months of 2023, compared to $21.3 million for the first nine months of 2022.

• Net loss attributable to common shareholders from operations was $14.6 million, or a net loss of $1.29 per share for the first nine months of 2023, compared to a net loss from operations of $75.9 million, or a net loss of $8.08 per share, for the first nine months of 2022.

About Sphere 3D

Sphere 3D Corp. (Nasdaq: ANY) is a net carbon-neutral cryptocurrency miner with decades of proven enterprise data-services expertise. The Company is growing its industrial-scale digital asset mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to increasing shareholder value while honoring its commitment to strict environmental, social, and governance standards.  For more information about the Company, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions.  Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov.  These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contact

Kurt Kalbfleisch, CFO, Sphere 3D

Investor.relations@sphere3d.com

SPHERE 3D CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues:	(Unaudited)		(Unaudited)
Digital mining revenue	$5,102	$787	$12,592	$2,745
Service and product revenue	622	569	1,624	1,904
Total revenues	5,724	1,356	14,216	4,649

Operating costs and expenses:
Cost of digital mining revenue	4,292	553	10,331	1,527
Cost of service and product revenue	221	296	728	996
Sales and marketing	217	236	768	731
Research and development	362	139	859	392
General and administrative	3,399	2,930	10,504	19,687
Depreciation and amortization	2,028	7,408	4,428	21,257
Impairment of acquired intangible assets	1,231	-	1,231	-
Loss on disposal of property and equipment	315	-	566	-
Realized gain on sale of digital assets	(136)	(10)	(908)	(10)
Impairment of digital assets	199	138	549	908
Total operating expenses	12,128	11,690	29,056	45,488
Loss from operations	(6,404)	(10,334)	(14,840)	(40,839)
Other income (expense):
Interest expense	(10)	-	(1,183)	-
Interest income and other expense, net	100	(68)	1,464	677
Provision for losses on deposit for mining equipment	-	(10,000)	-	(10,000)
Forgiveness of note receivable	-	-	-	(13,145)
Impairment of investments	-	-	-	(12,429)
Loss before income taxes	(6,314)	(20,402)	(14,559)	(75,736)
Provision for income taxes	-	121	4	121
Net loss	(6,314)	(20,523)	(14,563)	(75,857)
Less: Non-controlling interest - (loss) income	(7)	-	76	-
Net loss attributable to common shareholders	$(6,307)	$(20,523)	$(14,639)	$(75,857)

Net loss per share:
Basic and diluted	$(0.50)	$(2.14)	$(1.29)	$(8.08)
Shares used in computing net loss per share:
Basic and diluted	12,653,413	9,574,867	11,340,973	9,383,266

SPHERE 3D CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	September 30,	December 31,
	2023	2022
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$613	$1,337
Digital assets, net	425	1,695
Other current assets	4,195	7,252
Total current assets	5,233	10,284
Property and equipment, net	26,682	34,259
Intangible assets, net	6,678	9,477
Funds held in trust account	-	10,297
Other assets	20,503	18,699
Total assets	$59,096	$83,016

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities	$6,687	$6,200
Other long-term liabilities	4,823	5,784
Total temporary equity	15,597	36,467
Total shareholders' equity	31,989	34,565
Total liabilities, temporary equity, and shareholders' equity	$59,096	$83,016